Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-37632, 033-53723, 033-35476, 333-92264, 333-123166, 333-135365 and 333-195642) pertaining to Cabot Oil & Gas Corporation of our report dated June 27, 2016, related to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015, included in this annual report on Form 11-K for the year ended December 31, 2015.

/s/ BDO USA, LLP

Houston, Texas
June 27, 2016